Exhibit 4.1

HUNTINGTON BANCSHARES INCORPORATED

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee, Paying Agent, Security Registrar and Calculation Agent

FOURTH SUPPLEMENTAL INDENTURE

Dated as of August 4, 2022

-i-

-ii-

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of August 4, 2022, is between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered a Senior Debt Indenture, dated as of July 30, 2019 (the “Base Indenture”), providing for the issuance from time to time of series of the Company’s senior notes;

WHEREAS, Section 9.1(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.1 and Section 3.1 of the Base Indenture;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of $750,000,000 aggregate principal amount of a new series of Securities to be known as its 4.443% Fixed-to-Floating Rate Senior Notes Due 2028 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Fourth Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture and all requirements necessary to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Relation to Base Indenture. This Fourth Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02 Definition of Terms. For all purposes of this Fourth Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) unless otherwise specified or unless the context requires otherwise, (i) all references in this Fourth Supplemental Indenture to Sections refer to the corresponding Sections of this Fourth Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Fourth Supplemental Indenture; and

(f) the following terms have the meanings given to them in this Section 1.02(f):

“Benchmark Replacement Conforming Changes” shall have the meaning set forth in Section 2.05(f)(ii).

“DTC” shall have the meaning set forth in Section 2.03.

“First Par Call Date” shall have the meaning set forth in Section 3.01.

“Fixed Rate Period Interest Payment Date” shall have the meaning set forth in Section 2.05(a)(i).

“Floating Rate Interest Period” shall have the meaning set forth in Section 2.05(b)(i).

“Floating Rate Period” shall have the meaning set forth in Section 2.05(b)(i).

“Floating Rate Period Interest Payment Date” shall have the meaning set forth in Section 2.05(b)(i).

“Global Note” shall have the meaning set forth in Section 2.04.

“Interest Determination Date” shall have the meaning set forth in Section 2.05(b)(ii).

“Maturity Date” shall have the meaning set forth in Section 2.02.

“Remaining Life” shall have the meaning set forth in Section 3.01.

“Treasury Rate” shall have the meaning set forth in Section 3.01.

(g) Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by supplementing the Base Indenture with, or by replacing the corresponding defined terms in the Base Indenture with, the following defined terms:

“Benchmark” means, initially, the Compounded SOFR Index Rate; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee (in consultation with the Company) as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3) the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee (in consultation with the Company) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee (in consultation with the Company) as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero) that has been (i) selected or recommended by the Relevant Governmental Body or (ii) determined by the Company or its designee (in consultation with the Company) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee (in consultation with the Company) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means the firm appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.

“Compounded SOFR Index Rate” means, in relation to a Floating Rate Interest Period, the rate computed by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded if necessary to the nearest seventh decimal place, with 0.00000005 being rounded upwards):

Where:

“d” is the number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (being the number of calendar days in the Observation Period);

“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Floating Rate Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the Floating Rate Period Interest Payment Date relating to such Floating Rate Interest Period;

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at the SOFR Determination Time; provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR Index Rate shall be the rate determined pursuant to the “SOFR Index Unavailability” provisions below or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of SOFR, then Compounded SOFR Index Rate shall be the rate determined pursuant to the “Benchmark Transition Provisions” below.

“SOFR” means, with respect to any U.S. Government Securities Business Day, the rate determined by the Calculation Agent in accordance with the following provisions:

(1) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the NY Federal Reserve’s website on the immediately following U.S. Government Securities Business Day at the SOFR Determination Time;

(2) if the rate does not so appear, the Secured Overnight Financing Rate published on the NY Federal Reserve’s website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s website.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustments) as the applicable tenor for the then-current Benchmark.

“designee” means the Company’s affiliate or its other agent.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA.

“NY Federal Reserve’s website” means the website of the Federal Reserve Bank of New York (the “NY Federal Reserve”), currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the day falling two U.S. Government Securities Business Days prior to the first day of the relevant Floating Rate Interest Period to (but excluding) the day falling two U.S. Government Securities Business Days prior to the relevant Floating Rate Period Interest Payment Date for such Floating Rate Interest Period.

“Reference Time” means (1) if the Benchmark is Compounded SOFR Index Rate, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR Index Rate, the time determined by the Company or its designee (in consultation with the Company) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto.

“Relevant Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage, total loss absorbing capacity, or regulatory long term debt requirements) then in effect in the U.S. and applicable to the Company from time to time and any regulations, requirements, guidelines and policies relating to capital adequacy adopted from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Company or to the Company and any of its holding or subsidiary companies or any subsidiary of any such holding company).

“SOFR Administrator” means the NY Federal Reserve (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“SOFR Determination Time” means, with respect to any U.S. Government Securities Business Day, 3:00 p.m. (New York City time) on such U.S. Government Securities Business Day.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The terms “Company,” “Trustee,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this Fourth Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture. There is hereby authorized a series of Securities designated as the 4.443% Fixed-to-Floating Rate Senior Notes Due 2028 having an initial aggregate principal amount of $750,000,000.

Section 2.02 Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is August 4, 2028 (the “Maturity Date”).

Section 2.03 Form, Payment and Appointment. Except as provided in the last four paragraphs of Section 3.5 of the Base Indenture, the Notes will be issued only in book-entry form. Principal of and interest on the Notes will be payable in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as hereinafter defined). The principal of any certificated Notes will be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, New York City, New York, which shall initially be the principal office of the Trustee in the Borough of Manhattan, the City of New York; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

The Company hereby appoints the Trustee to act as Security Registrar, Calculation Agent and Paying Agent for the Notes.

The Notes will be issuable and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. The specified currency of the Notes shall be U.S. Dollars.

Section 2.04 Global Note. The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05 Interest.

(a) (i) Fixed Rate Period. During the period from (and including) August 4, 2022, to (but excluding) August 4, 2027, the Notes will bear interest at the rate of 4.443% per annum (the “Initial Interest Rate”). Such interest will be payable semi-annually in arrears on each February 4 and August 4 of each year, beginning on February 4, 2023 and ending on August 4, 2027 (each, a “Fixed Rate Period Interest Payment Date”). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any scheduled Fixed Rate Period Interest Payment Date is not a Business Day, any payment of principal and interest on the Notes will be postponed to the next day that is a Business Day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Period Interest Payment Date.

(b) (i) Floating Rate Period. During the period from (and including) August 4, 2027, to (but excluding) the Maturity Date (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark plus 197 basis points per annum (the “Spread”), as determined in arrears by the Calculation Agent in the manner described herein. Such interest will be payable quarterly in arrears on November 4, 2027, February 4, 2028, May 4, 2028 and on the Maturity Date (each a “Floating Rate Period Interest Payment Date”). Such interest will be computed for the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date or the Maturity Date (each, a “Floating Rate Interest Period”); provided that the first Floating Rate Interest Period for the Notes will begin on (and include) August 4, 2027 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

(ii) The Calculation Agent will calculate the interest rate on the Notes quarterly on the second U.S. Government Securities Business Day preceding the applicable Floating Rate Period Interest Payment Date (the “Interest Determination Date”). In no event will the interest payable on the Notes be less than zero. Interest will be computed on the basis of the actual number of days in each Floating Rate Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each Floating Rate Interest Period will be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Floating Rate Interest Period multiplied by (b) the quotient of the actual number of calendar days in the applicable Floating Rate Interest Period relating to such Floating Rate Interest Period (or any other relevant period) divided by 360.

(iii) If any scheduled Floating Rate Period Interest Payment Date (other than the Maturity Date) is not a Business Day, such Floating Rate Period Interest Payment Date will be postponed to the next day that is a Business Day; provided that if that Business Day falls in the next succeeding calendar month, such Floating Rate Period Interest Payment Date will be the immediately preceding Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to (but excluding) such postponed or brought forward Floating Rate Period Interest Payment Date.

(c) Interest on the Notes shall be payable to the Persons in whose names the relevant Notes are registered at the close of business on the fifteenth calendar day preceding each Floating Rate Period Interest Payment Date or Fixed Rate Period Interest Payment Date, as applicable, whether or not a Business Day.

(d) In the event that the Maturity Date or date of redemption, or repayment of any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or date of redemption or repayment of any Note. If a date of redemption or repayment of any Note falls within the Floating Rate Period but does not occur on a Floating Rate Period Interest Payment Date, (i) the related Interest Determination Date shall be deemed to be the date that is two U.S. Government Securities Business Days prior to such date of redemption or repayment, (ii) the related Observation Period shall be deemed to end on (and exclude) the second U.S. Government Securities Business Day falling prior to such date of redemption or repayment, (iii) the Floating Rate Interest Period will be deemed to be shortened accordingly and (iv) corresponding adjustments will be deemed to be made to the Compounded SOFR Index Rate formula (or applicable Benchmark). Interest due on the Maturity Date of any Notes will be paid to the Person to whom principal of such Notes is payable.

(e) SOFR Index Unavailability. If SOFR IndexStart or SOFR IndexEnd is not published on the relevant Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR Index Rate” shall mean, for the relevant interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information (or such successor website). For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

(f) Benchmark Transition Provisions. (i) In the event that the Company or its designee (in consultation with the Company) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement shall replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Company or its designee (in consultation with the Company) is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period shall be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Floating Rate Period Interest Payment Date, the Initial Interest Rate. In accordance with and subject to this Section 2.05(f), after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Notes during the Floating Rate Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the Spread.

(ii) In connection with the implementation of a Benchmark Replacement, the Company or its designee (in consultation with the Company) shall have the right to make changes to (1) any Interest Determination Date, Floating Rate Period Interest Payment Date, Reference Time, Business Day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Notes during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Notes during the Floating Rate Period, in each case that the Company or its designee (in consultation with the Company) determines, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee (in consultation with the Company) decides that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee (in consultation with the Company) determines is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes shall apply to the Notes for all future Floating Rate Interest Periods.

(iii) The Company shall promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders of the Notes; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

(iv) All determinations, decisions, elections and any calculations made by the Company or its designee for the purposes of determining the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes shall be conclusive and binding on the Holders of the Notes, the Company, the Calculation Agent, the Trustee and the Paying Agent, absent manifest error. If made by the Company’s designee, such determinations, decisions, elections and calculations shall be made after consulting with the Company, and such designees shall not make any such determination, decision, election or calculation to which the Company objects. Notwithstanding anything to the contrary in this Indenture, any determinations, decisions, calculations or elections made in accordance with this provision shall become effective without consent from the Holders of the Notes or any other party.

(v) Any determination, decision or election relating to the Benchmark shall be made by the Company in accordance with this Section 2.05(f). The Calculation Agent shall have no liability for not making any such determination, decision or election. The Company may designate an entity (which may be its affiliate) to make any determination, decision or election that the Company has the right to make in connection with the determination of the Benchmark.

(vi) Notwithstanding any other provision in this Section 2.05(f), no Benchmark Replacement shall be adopted, nor shall the applicable Benchmark Replacement Adjustment be applied, nor shall any Benchmark Replacement Conforming Changes be made, if in the Company’s determination, the same could reasonably be expected to prejudice the qualification of the Notes as eligible liabilities or loss absorbing capacity instruments for the purposes of the Relevant Rules.

(vii) Each Holder of the Notes (including each Holder of a beneficial interest in the Notes) (i) acknowledges, accepts, consents and agrees to be bound by the Company’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from the Company and without the need for the Company to obtain any further consent from such Holder of the Notes, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent or the Company’s designee for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent or the Company’s designee in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Company’s designee shall be liable for, the determination of or the Company’s failure or delay to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Company’s designee will have any obligation to determine, confirm or verify any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure or delay by the Company to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

(viii) All percentages resulting from any calculation of any interest rate for the Notes shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or ..09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

Section 2.06 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 2.07 Payment of the Notes. Not later than 10:00 a.m. (New York City time) on each due date of the principal of, premium, if any, and interest on any Notes, the Company shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, redemption payments, premium, if any, and interest so becoming due. All the payments must be in U.S. Dollars.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01 Optional Redemption. The Notes are not subject to redemption at the option of the Company at any time except as described herein. The Notes are subject to redemption at the option of the Company, in accordance with Exhibit A of the attached and in accordance with Article XI of the Base Indenture.

On or after January 31, 2023 (180 days after August 4, 2022) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and, prior to August 4, 2027 (one year prior to the Maturity Date (the “First Par Call Date”)), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 27 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the First Par Call Date, the Company may redeem the Notes, in whole but not in part, or on or after July 4, 2028 (one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note shall state the portion of the principal amount of the Note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the Note shall be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Neither the Trustee nor the Calculation Agent shall be responsible for or have any responsibility to determine or make any calculations in connection with any redemption.

If any Notes are redeemed, the redemption price payable to the holder of any Notes called for redemption will be payable on the applicable redemption date against the surrender to the Company or its agent of any certificate(s) evidencing the Notes called for redemption. If money sufficient to pay the redemption price of, and any accrued interest on, the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption and such Notes will cease to be outstanding.

The Notes are not be subject to repayment at the option of any Holder at any time prior to maturity and are not entitled to any sinking fund.

ARTICLE 4

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER, OR LEASE

Section 4.01 Merger. In addition to the requirements set forth in Section 8.1 of the Base Indenture, the Company shall not consolidate with or merge into any other Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by this Indenture, unless the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby.

Section 4.02 Sale or Issuance of Capital Stock of Principal Subsidiary Bank. Except as otherwise provided herein or in Article VIII of the Base Indenture, the Company shall not, directly or indirectly: (a) sell, assign, pledge, transfer or otherwise dispose of, or permit to be issued, any shares of Capital Stock (as defined herein) of a Principal Subsidiary Bank (as defined herein) or any securities convertible into or rights to subscribe to such Capital Stock, unless, after giving effect to (i) such sale, pledge, assignment, transfer, disposition or issuance, and (ii) the conversion of such securities into, or exercise of such rights with respect to, such Capital Stock, the Company will own, directly or indirectly, at least 80% of the outstanding shares of Capital Stock of each class of Capital Stock of such Principal Subsidiary Bank; or (b) pay any dividend in Capital Stock of a Principal Subsidiary Bank or make any other distribution in Capital Stock of a Principal Subsidiary Bank, unless the Principal Subsidiary Bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Securities; provided, however, the foregoing shall not prohibit any of the following: (1) any dispositions made by the Company or any Principal Subsidiary Bank of the Company (A) acting in a fiduciary capacity for any Person other than the Company or any Principal Subsidiary Bank of the Company or (B) to the Company or any Wholly Owned Subsidiary; (2) the merger or consolidation of a Principal Subsidiary Bank with and into another Principal Subsidiary Bank; (3) the sale, assignment, pledge, transfer or other dispositions of shares of Voting Stock of a Principal Subsidiary Bank made by the Company or any Subsidiary of the Company if: (A) the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or (B) the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by the Company or any Principal Subsidiary Bank of the Company, directly or indirectly, of any other Person; or (C) the sale, assignment, pledge, transfer or other disposition of Voting Stock or any other securities convertible into or rights to subscribe to Voting Stock of a Principal Subsidiary Bank, so long as: (i) any such transaction is made for fair market value as determined by the Board of Directors or the board of directors of the Principal Subsidiary Bank of the Company disposing of such Voting Stock or other securities or rights, and (ii) after giving effect to such transaction and to any potential dilution, the Company and its Wholly Owned Subsidiaries will own, directly or indirectly, at least 80% of the Voting Stock of such Principal Subsidiary Bank; (4) any Principal Subsidiary Bank from selling additional shares of Voting Stock to its shareholders at any price, so long as immediately after such sale, the Company owns, directly or indirectly, at least as great a percentage of the Voting Stock of such Principal Subsidiary Bank as the Company owned prior to such sale of additional shares; or (5) a pledge made or a lien created to secure loans or other extensions of credit by a Principal Subsidiary Bank subject to Section 23A of the Federal Reserve Act. As used herein, “Capital Stock” shall mean any shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity, and “Principal Subsidiary Bank” shall mean any subsidiary of the Company that is a bank or trust company organized and doing business under any state or federal law, the consolidated assets of which constitute 50% or more of the consolidated assets of the Company.

ARTICLE 5

EVENTS OF DEFAULT

Section 5.01 Appointment of a Receiver. In addition to the Events of Default set forth in Section 5.1 of the Base Indenture, an Event of Default shall occur with respect to the Notes, in the event (i) a receiver, conservator or similar official is appointed for the Company’s principal banking subsidiary (which, for the avoidance of doubt, as of the date hereof, is The Huntington National Bank) or (ii) a default under a bond, debenture, note or other evidence of indebtedness for money borrowed by the Company that has a principal amount outstanding that is more than $50 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Indenture. Such Event of Default shall be treated for all purposes under the Indenture as if it were an Event of Default under Section 5.1(1) of the Base Indenture.

ARTICLE 6

CERTAIN COVENANTS

Section 6.01 Existence. Section 10.5 of the Base Indenture is hereby deleted in its entirety.

ARTICLE 7

FORM OF NOTES

Section 7.01 Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or electronic signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 8

ISSUE OF NOTES

Section 8.01 Original Issue of Notes. Notes having an aggregate principal amount of $750,000,000 may from time to time, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.3 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 8.02 Further Issues of Notes. The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Section 8.03 Trustee Authentication of the Notes. The last paragraph of Section 3.3 of the Indenture shall be amended as follows:

No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for in this Indenture executed by the Trustee by manual or electronic signature of an authorized signatory, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered under this Indenture. Notwithstanding the foregoing, if any Security shall have been authenticated and delivered but never issued and sold by the Company, and the Company shall deliver such Security to the Trustee for cancellation as provided in Section 3.9, for all purposes of this Indenture, such Security shall be deemed never to have been authenticated and delivered under this Indenture and shall never be entitled to the benefits of this Indenture.

ARTICLE 9

IMMUNITY OF STOCKHOLDERS,

EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS

Section 9.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any stockholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Fourth Supplemental Indenture and the issue of the Notes.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Ratification of Indenture. The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 10.02 Conflict. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fourth Supplemental Indenture by any of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 10.03 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 10.04 New York Law to Govern. THIS FOURTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 10.05 Separability. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.06 Additional Trustee Provisions.

(a) Delivery to the Trustee of any reports, information and documents pursuant to the Base Indenture is for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the compliance of the Company with any of its covenants in the Base Indenture and this Fourth Supplemental Indenture (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).

(b) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Base Indenture and this Fourth Supplemental Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c) In no event shall the Trustee be liable for special, indirect, punitive, or consequential loss or damages whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such damage and regardless of the form of action taken.

(d) The rights, privileges, protections, indemnities, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(e) The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

(f) Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 10.07 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 10.08 Supplemental Indentures. The following paragraph shall be added to the end of Section 9.01 of the Base Indenture and shall only apply to the Notes:

Notwithstanding the foregoing, without the consent of any Holder of Securities, the Company and the Trustee may (a) amend or supplement the Indenture or the Securities to conform the terms of the Indenture and the Securities to the description of the Securities in the prospectus supplement dated August 1, 2022 relating to the offering of the Securities and (b) amend or supplement the Indenture or the Securities or waive any provision of the Indenture or the Securities without the consent of any Holders of the Notes to implement any benchmark transition provisions under Section 2.5(f) of this Fourth Supplemental Indenture after a Benchmark Transition Event or its related Benchmark Replacement Date have occurred (or in anticipation thereof).

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, as of the day and year first written above.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Zachary Wasserman
Name: Zachary Wasserman
Title: Senior Executive Vice President, Chief Financial Officer and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

By:	/s/ Luke Russell
Name: Luke Russell
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

Form of Note

THIS NOTE IS AN UNSECURED DEBT OBLIGATION OF THE COMPANY. THIS NOTE IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY OR A SUCCESSOR DEPOSITORY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO HUNTINGTON BANCSHARES INCORPORATED, AS ISSUER, THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

HUNTINGTON BANCSHARES INCORPORATED

4.443% FIXED-TO-FLOATING RATE SENIOR

NOTES DUE 2028

Registered
No. [1][2]	U.S.$[500,000,000][250,000,000]

CUSIP NO. 446150 BB9

ISIN US446150BB90

HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [five hundred] [two hundred fifty] million United States dollars on August 4, 2028 and all accrued and unpaid interest thereon on August 4, 2028, or if such day is not a Business Day, the following Business Day.

The Company further promises to pay interest as follows. During the period from (and including) August 4, 2022, to (but excluding) August 4, 2027, the Notes will bear interest at the rate of 4.443% per annum. Such interest will be payable semi-annually in arrears on each February 4 and August 4 of each year, beginning on February 4, 2023 and ending on August 4, 2027 (each, a “Fixed Rate Period Interest Payment Date”). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any scheduled Fixed Rate Period Interest Payment Date is not a Business Day, any payment of principal and interest on the Notes will be postponed to the next day that is a Business Day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Period Interest Payment Date.

During the period from (and including) August 4, 2027, to (but excluding) the Maturity Date (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark plus 197 basis points per annum (the “Spread”), as determined in arrears by the Calculation Agent in the manner described herein and in the Indenture. Such interest will be payable quarterly in arrears on November 4, 2027, February 4, 2028, May 4, 2028 and on the Maturity Date (each a “Floating Rate Period Interest Payment Date”). Such interest will be computed for the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date or the Maturity Date (each, a “Floating Rate Interest Period”); provided that the first Floating Rate Interest Period for the Notes will begin on (and include) August 4, 2027 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

The Calculation Agent will calculate the interest rate on the Notes quarterly on the second U.S. Government Securities Business Day preceding the applicable Floating Rate Period Interest Payment Date (the “Interest Determination Date”). In no event will the interest payable on the Notes be less than zero. Interest will be computed on the basis of the actual number of days in each Floating Rate Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each Floating Rate Interest Period will be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Floating Rate Interest Period multiplied by (b) the quotient of the actual number of calendar days in the applicable Floating Rate Interest Period relating to such Floating Rate Interest Period (or any other relevant period) divided by 360.

If any scheduled Floating Rate Period Interest Payment Date (other than the Maturity Date) is not a Business Day, such Floating Rate Period Interest Payment Date will be postponed to the next day that is a Business Day; provided that if that Business Day falls in the next succeeding calendar month, such Floating Rate Period Interest Payment Date will be the immediately preceding Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to (but excluding) such postponed or brought forward Floating Rate Period Interest Payment Date.

Interest on the Notes shall be payable to the Persons in whose names the relevant Notes are registered at the close of business on the fifteenth calendar day preceding each Floating Rate Period Interest Payment Date or Fixed Rate Period Interest Payment Date, as applicable, whether or not a Business Day.

In the event that the Maturity Date or date of redemption, or repayment of any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or date of redemption or repayment of any Note. If a date of redemption or repayment of any Note falls within the Floating Rate Period but does not occur on a Floating Rate Period Interest Payment Date, (i) the related Interest Determination Date shall be deemed to be the date that is two U.S. Government Securities Business Days prior to such date of redemption or repayment, (ii) the related Observation Period shall be deemed to end on (and exclude) the second U.S. Government Securities Business Day falling prior to such date of redemption or repayment, (iii) the Floating Rate Interest Period will be deemed to be shortened accordingly and (iv) corresponding adjustments will be deemed to be made to the Compounded SOFR Index Rate formula (or applicable Benchmark). Interest due on the Maturity Date of any Notes will be paid to the Person to whom principal of such Notes is payable.

If SOFR IndexStart or SOFR IndexEnd is not published on the relevant Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR Index Rate” shall mean, for the relevant interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information (or such successor website). For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

In the event that the Company or its designee (in consultation with the Company) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement shall replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Company or its designee (in consultation with the Company) is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period shall be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Floating Rate Period Interest Payment Date, the Initial Interest Rate. In accordance with and subject to this Section 2.05(f), after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Notes during the Floating Rate Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the Spread.

In connection with the implementation of a Benchmark Replacement, the Company or its designee (in consultation with the Company) shall have the right to make changes to (1) any Interest Determination Date, Floating Rate Period Interest Payment Date, Reference Time, Business Day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Notes during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Notes during the Floating Rate Period, in each case that the Company or its designee (in consultation with the Company) determines, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee (in consultation with the Company) decides that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee (in consultation with the Company) determines is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes shall apply to the Notes for all future Floating Rate Interest Periods.

The Company shall promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders of the Notes; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All determinations, decisions, elections and any calculations made by the Company or its designee for the purposes of determining the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes shall be conclusive and binding on the Holders of the Notes, the Company, the Calculation Agent, the Trustee and the Paying Agent, absent manifest error. If made by the Company’s designee, such determinations, decisions, elections and calculations shall be made after consulting with the Company, and such designees shall not make any such determination, decision, election or calculation to which the Company objects. Notwithstanding anything to the contrary in this Indenture, any determinations, decisions, calculations or elections made in accordance with this provision shall become effective without consent from the Holders of the Notes or any other party.

Notwithstanding any other provision herein, no Benchmark Replacement shall be adopted, nor shall the applicable Benchmark Replacement Adjustment be applied, nor shall any Benchmark Replacement Conforming Changes be made, if in the Company’s determination, the same could reasonably be expected to prejudice the qualification of the Notes as eligible liabilities or loss absorbing capacity instruments for the purposes of the Relevant Rules.

Except as otherwise provided in the Indenture, any interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, with notice thereof to be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the Notes may be quoted or listed, and upon such notice as may be required by such system or exchange, all as more fully provided in the Indenture.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Payment of principal and interest shall be made at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by Dollar check drawn on, or transfer to, a Dollar account. Payments of interest on this Note may be made by Dollar check, drawn on a Dollar account, mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth wire instructions not later than the relevant Record Date, by transfer to a Dollar account.

Except as specifically provided herein and in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual or electronic signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or the Fourth Supplemental Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

HUNTINGTON BANCSHARES INCORPORATED

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

Dated: August 4, 2022	By:
Authorized Signatory

[FORM OF REVERSE SIDE OF THE NOTE]

This Note is one of a duly authorized issue of senior debt securities of the Company designated as its “4.443% Fixed-to-Floating Rate Senior Notes Due 2028” (the “Notes”). The Notes, taken together, are initially limited in aggregate principal amount to U.S. $750,000,000 issued and are to be issued under an Indenture, dated as of July 30, 2019 (herein called the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the Fourth Supplemental Indenture, dated as of August 4, 2022 between the Company and the Trustee (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

On or after January 31, 2023 (180 days after August 4, 2022 (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and, prior to August 4, 2027 (one year prior to the Maturity Date (the “First Par Call Date”)), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 27 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the First Par Call Date, the Company may redeem the Notes, in whole but not in part, or on or after July 4, 2028 (one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Each notice of redemption will state:

•	the redemption date;

•	the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the identification (and in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed;

•	“CUSIP” or “ISIN” number of the Notes to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each note to be redeemed, and that interest thereon will cease to accrue on and after the date of redemption; and

•	the place or places where the Notes are to be surrendered for payment of the redemption price.

If any Notes are redeemed, the redemption price payable to the holder of any Notes called for redemption will be payable on the applicable redemption date against the surrender to the Company or its agent of any certificate(s) evidencing the Notes called for redemption. If money sufficient to pay the redemption price of, and any accrued interest on, the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Company’s paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption and such Notes will cease to be outstanding.

The Notes are not be subject to repayment at the option of any Holder at any time prior to maturity and are not entitled to any sinking fund.

The Notes are unsecured and rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company may, without consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional securities in the future on the same terms and conditions as the Notes, except for any difference in the issue price and interest accrued prior to the date of issuance of the additional securities, and with the same CUSIP number as the Notes. The Notes and any additional Notes issued by the Company would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

In any case where the due date for the payment of the principal of or interest on any Note at any Place of Payment, as the case may be, is not a Business Day, then payment of principal or interest need not be made on or by such date at such place but may be made on or by the next succeeding Business Day, with the same force and effect as if made on the date for such payment, and no interest shall accrue on the amount so payable for the period after such date.

If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 20 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal of or interest on this Note or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes will be subject to defeasance and covenant defeasance pursuant to Sections 13.2 and 13.3 of the Base Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York (which shall initially be an office or agency of the Trustee), or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for the payment of the principal of or interest on this Note and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released.

THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used in this Note which are defined in the Indenture, and not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Book-Entry Security, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:

    The signature to this assignment must correspond with the name as written upon the face of the within Book-Entry Security in every     particular without alteration or enlargement or any change whatsoever.